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                                                               EXHIBIT 4(b)

                                 AMENDMENT NO. 1
                                       TO

              THE BRUSH WELLMAN INC. KEY EMPLOYEE SHARE OPTION PLAN


     Brush Wellman Inc., an Ohio corporation, hereby adopts this Amendment No. 1 to the Brush Wellman Inc. Key Employee Share Option (the "Plan").

                                       I.

     Section 1.6 of the Plan is amended to provide as follows:

     1.6 "CORPORATION" means Brush Wellman Inc., an Ohio corporation, in respect of periods prior to the Effective Time, and Brush Engineered
Materials Inc., an Ohio corporation, in respect of periods from and after the Effective Time, and any successor to Brush Engineered Materials, Inc.


                                       II.

     A new Section 1.8A is added to the Plan to provide as follows:

     1.8A "EFFECTIVE TIME" means the "Effective Time" as defined in that certain Agreement of Merger executed or to be executed by and among Brush
Merger Co., Brush Wellman Inc. and Brush Engineered Materials Inc.


                                      III.

     Section 1.17 of the Plan is amended to provide as follows:

     1.17 "PLAN" means the Brush Wellman Inc. Key Employee Share Option Plan in respect of periods prior to the Effective Time and the Brush Engineered Materials Inc. Key Employee Share Option Plan in respect of periods from and after the Effective Time, as the same may be amended or restated from time to time.


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                                       IV.

     Section 2.2 of the Plan is amended to provide as follows:

     2.2 AWARDING OF OPTIONS. The recipients of Options are determined from time to time by the Committee. No Committee member may take part in any way in determining any award of Options to himself. The Committee may condition the award and/or effectiveness of any Option on the surrender by the Participant of his right to receive salary, bonus, or other cash compensation otherwise payable in the future by the Corporation or a Subsidiary to the Participant or on the Participant's agreement to surrender or cancellation of any previously granted Options. Awards become effective as of the Grant Date. No award of an Option will become effective, however, unless the Participant timely executes and returns to the Committee the Option Agreement with respect to the Option and such other instruments or documents as the Committee may require. Awards may be made at any time on or after the Effective Date and prior to the termination of the Plan.

                                       V.

     Section 2.4 of the Plan is amended to provide as follows:

     2.4 EFFECT OF CASH DIVIDENDS AND CASH DISTRIBUTIONS ON DESIGNATED PROPERTY. As of the first Business Day of each calendar year, an Option will be granted automatically with respect to any cash dividends or other cash distributions occurring during the immediately preceding calendar year with respect to Designated Property purchasable under an unexercised Option (a) either (i) the Grant Date of which coincided with or preceded the date of occurrence of such cash dividends or cash distributions, or (ii) which was granted in consideration of the cancellation or surrender of another Option the Grant Date of which coincided with or preceded the date of occurrence of such cash dividends or cash distributions, and (b) that has not expired as of such first Business Day (the aggregate of such cash dividends and cash distributions occurring during such immediately preceding calendar year being hereinafter referred to as the "Additional Amount") in favor of the Participant holding such unexercised Option on terms identical to those set forth in the Option Agreement pertaining to such unexercised Option, except that the Grant Date of such automatically granted Option will be such first Business Day of such calendar year and the amount of Designated Property purchasable under such automatically granted Option will be the amount of Designated Property that could be purchased, based on the Fair Market Value on such Grant Date of such Designated Property, with an amount equal to the Additional Amount divided by three fourths (3/4). If as of the first Business Day of such calendar year the applicable Designated Property (of the same kind) is not reasonably available, the provisions of Section 2.5 will apply.

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                                       VI.

     Article II of the Plan is amended by adding at the end thereof the following:

     2.7 SPECIAL ELECTION Notwithstanding any other provision of the Plan to the contrary, except Article IV (as contemplated in this Section 2.7), each Participant may elect to forego all rights and benefits under the Plan with respect to all of his Options with Grant Dates prior to the Effective Time by consenting and agreeing to the cancellation of all such Options in consideration of an award of Options as of the Effective Time, in accordance with the following and such rules and procedures as may be established by the Committee consistent with the following:

     (i) Each such election may be made only by delivery prior to the Effective Time by the Participant to the Corporation of an executed written Election and Consent on a form prescribed therefor by the Committee, which form shall be substantially in the form of Exhibit I attached hereto and made a part hereof, and shall be effective as of the Effective Time;

     (ii) Except as otherwise provided herein, in the case of a Participant who makes the election provided for under this Section 2.7, and provided the Effective Time occurs, neither the Participant, the Participant's Beneficiary, nor any other person claiming through or under the Participant shall thereafter have any rights under or with respect to any of his Options with Grant Dates prior to the Effective Time, and all provisions of the Plan shall be construed, interpreted, and applied accordingly;

     (iii) In the event the Effective Time does not occur, the election of a Participant provided for in this Section 2.7 shall be void ab initio and of no force or effect and all of the outstanding Options in respect of which the election was made shall remain in full force and effect;

     (iv) The terms and conditions of Options awarded under the Plan as of the Effective Time to a Participant in respect of any election under this
          Section 2.7 shall be determined under the provisions of this Section
          2.7 and of the Option Agreement for such Options and, to the extent not inconsistent therewith, the other provisions of the Plan;

     (v) Such election shall include a consent to Amendment No. 1 to the Plan in accordance with Article IV of the Plan;

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     (vi) Except as otherwise provided herein or in the election, such election shall be irrevocable after delivery thereof to the Corporation and shall become effective at the Effective Time; and

     (vii) In the event the Effective Time occurs, each Participant with an effective election under this Section 2.7 shall be entitled to receive Options as of and at the Effective Time on terms, including but not limited to Exercise Price and Designated Property, identical to the terms of the cancelled Options, except that (a) Brush Engineered Materials Inc. shall be the grantor of (and the sole obligor with respect to) the Options, (b) the Options may not be exercised prior to the 184th day after the date on which the Effective Time occurs, and
          (c) the period during which such Options may be exercised as provided for under Section 3.1 of the Plan shall be extended by 184 days.


                                      VII.

     Paragraph (b) of Section 3.1 of the Plan is amended to provide as follows:

          (b) the fifteenth anniversary of the Grant Date of such Option, or if such Option was granted in consideration of the cancellation or surrender of another Option the fifteenth anniversary of the Grant Date of such canceled or surrendered Option.

                                      VIII.

     Section 3.2 of the Plan is amended to provide as follows:

     3.2 PROCEDURE FOR EXERCISING OPTION. A Participant may exercise an Option by giving written notice to the Committee. Such written notice of exercise must be in such form as the Committee may require, must be properly completed and include the Option Agreement for each Option to be exercised, and must be mailed or delivered to the Committee as provided in Section 7.4. In the case of an Option Agreement covering more than one Option, the Committee will note the particular Option that was exercised on the Option Agreement and, if the Option Agreement covers another unexercised Option or Options, return the Option Agreement to the Participant. Options may be exercised in any combinations or amounts subject to the restrictions set forth in the Plan, except that the Committee may from time to time require a minimum number of Options to be exercised at one time, but such minimum number will not be designed to impose any substantial restriction on a Participant's ability to exercise Options. In no case may part of an Option be exercised. Except as otherwise provided in the Plan or in any Option Agreement, the "Exercise Date" of an Option will be the first Business Day on which the Committee is in actual receipt of the written notice of exercise. Upon exercise of an

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Option, the Participant must pay the Exercise Price of the Option to the
Corporation. The consideration to be paid in satisfaction of the Exercise Price will be cash in the form of currency, check, or other cash equivalent, in each case acceptable to the Corporation. The Exercise Price must be paid in full before delivery of the Designated Property will be made in accordance with
Section 3.5.

                                       IX.

     The foregoing changes to the Plan shall be effective as of the "Effective Time" as defined in that certain Agreement of Merger executed or to be executed by an among Brush Merger Co., Brush Wellman Inc. and Brush Engineered Materials Inc.; provided, however, that subject to express terms thereof, the provisions of Section VI hereof shall be effective immediately.

     Executed at Cleveland, Ohio, this 10th day of May, 2000.

                                   BRUSH WELLMAN INC.


                                   By: /s/ Michael C. Hasychak
                                      -----------------------------------------
                                      Title: Secretary


                                   And  /s/ William M. Christoff
                                      -----------------------------------------
                                       Title: Assistant Treasurer

     Effective as of the "Effective Time" (as hereinbefore defined), Brush Engineered Materials Inc. hereby assumes the status of the "Corporation" under the Plan.

     Executed at Cleveland, Ohio, this 10th day of May, 2000.

                                    BRUSH ENGINEERED MATERIALS INC.


                                   By: /s/ Michael C. Hasychak
                                      -----------------------------------------
                                      Title: Secretary


                                   And /s/ William M. Christoff
                                      -----------------------------------------
                                       Title: Assistant Treasurer



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